Advanced Series Trust
For the semi-annual period ended 6/30/07
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Small Cap Growth Portfolio

1.   Name of Issuer:  Switch and Data Inc.

2.   Date of Purchase:  February 8, 2007

3.   Number of Securities Purchased:  4,520

4.   Dollar Amount of Purchase:  $76,840

5.   Price Per Unit:  $17

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Deutsche  Bank Securities
                                              Signal Hill


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Deutsche Bank Securities Inc.
Jefferies & Company, Inc.
CIBC World Markets Corp.
Raymond James & Associates
Lazard Capital Markets LLC
Merriman Curhan Ford & Co.
Signal Hill Capital Group LLC
Kaufman Brothers, L.P.